Execution Copy

ASSET PURCHASE AGREEMENT

by and among

SORIN GROUP USA, INC.

and

CYTOMEDIX ACQUISITION COMPANY, LLC
CYTOMEDIX , INC.

Dated as of April 9, 2010

Table of Contents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), dated as of April 9, 2010 (the "Effective Date"), is made by and among Sorin Group USA, Inc., a Delaware corporation ("Seller"), Cytomedix Acquisition Company, LLC, a Delaware limited liability company ("Buyer") and Cytomedix, Inc., a Delaware corporation and the sole member of Buyer (the "Parent").

WITNESSETH:

WHEREAS, Seller is currently engaged in the manufacture, procurement, assembly, marketing, distribution and sale of the Acquired Products (the "Business");

WHEREAS, Seller owns and desires to sell and assign to Buyer certain assets and those liabilities expressly described herein associated with the Business, and Buyer desires to acquire and assume such assets and liabilities expressly described herein from Seller, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto intending to be legally bound agree as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATIONS.

1.1 Definitions.

(a) The following terms used in this Agreement shall have the respective meanings assigned to them below:

"Acquired Assets" shall mean all right, title and interest of Seller in or to the assets, rights and property of Seller or any Affiliate of Seller described in the Schedule of Acquired Assets attached hereto as Schedule 1.1(a).

"Acquired Products" shall mean the devices listed on Schedule 1.1(b) (which schedule shall include the product codes).

"Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding, mediation, litigation or investigation by or before any Governmental Authority.

"Affiliate" shall mean, with respect to any Person, any entity that is directly or indirectly controlling, controlled by or under common control with such Person.

"Assumed Agreements" shall mean all of the agreements, contracts and contract rights, whether written or oral, that are listed or described on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c); provided that no Excluded Agreement shall be considered an Assumed Agreement.

"Assumed Liabilities" shall mean solely the obligations and Liabilities expressly described below, to the extent relating directly to or arising out of the Business:

(i) all Liabilities of the Business arising out of or relating to the ownership or use of the Acquired Assets or the ownership or operation of the Business after the Closing Date;

(ii) all obligations and Liabilities to be performed or arising after the Closing Date under all Assumed Agreements (other than Liabilities or obligations attributable to any breach by Seller of the terms thereof);

(iii) all Liabilities arising out of the Warranty Policy in respect of Acquired Products manufactured or sold on or prior to the Closing Date;

(iv) all Liabilities arising out of or relating to the marketing, promotion, distribution or sale of any Acquired Product by Buyer or its Affiliates after the Closing Date (including, without limitation, liability for failures to comply with applicable regulations of Governmental Authorities, product returns, warranty obligations and other product liabilities with respect to such Acquired Products, regardless of the legal theory asserted); and

(v) all obligations and Liabilities for Taxes arising out of or relating to the ownership or operation of the Acquired Assets after the Closing Date.

"Books and Records" means the following documents of Seller (or its Affiliates) in respect of the Business: validation records for molds and tooling included in the Acquired Assets, design history files, technical files, drawings, product specifications, quality control standards, files regarding the application for and maintenance of Registrations, training materials, current marketing materials and product brochures, service records, customer orders and agreements, customer, supplier and distributor lists, sales history data, and purchasing history data and records regarding the application for and maintenance of Transferred Intellectual Assets.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Milan, Italy.

"Buyer Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has resulted or would reasonably be expected to result in any change or effect that is materially adverse to the financial condition of Buyer and Parent, taken as a whole.

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

"Copyrights" shall mean all published and unpublished works of authorship and registered or unregistered copyrights therein, and all applications for registration thereof and all renewals, extensions, restorations and reversions thereof.

"Disclosure Schedules" shall mean the schedules referred to throughout the Agreement and attached hereto.

"Excluded Agreements" shall mean the agreements, contracts and contract rights listed or described on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(d), and any Excluded Assets.

"Excluded Assets" shall mean all right, title and interest of Seller or any of its Affiliates in or to (a) all assets, rights and property of Seller or any Affiliate of Seller that are not expressly included in the Acquired Assets, and (b) the following assets, rights and property of Seller or any Affiliate of Seller:

(i) all Shared Seller Assets (except to the extent that the Shared Seller Agreements are included among the Assumed Agreements);

(ii) all cash and cash equivalents;

(iii) all receivables arising prior to the Closing Date;

(iv) all Real Property of Seller or any Affiliate of Seller;

(v) all Intellectual Property of Seller or any Affiliate of Seller (whether licensed or owned), except to the extent included in the Transferred Intellectual Assets;

(vi) all Seller Investments;

(vii) all rights of Seller or any Affiliate of Seller arising under this Agreement, the Transaction Documents or from the consummation of the transactions contemplated hereby or thereby;

(viii) any claim, right or interest of Seller in or to any refund, credit or other recovery for Taxes with respect to any Pre-Closing Tax Period; and

(ix) any Excluded Agreements.

"Excluded Liabilities" shall mean all Liabilities of Seller or any Affiliate of Seller, other than Assumed Liabilities.

"Financial Data" shall mean the financial data of the Business attached to Schedule 3.7.

"Governmental Authority" shall mean any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission, or non-governmental body that has been authorized by Law to act for a governmental body, or any court, tribunal, or judicial or arbitral body.

"Governmental Order" shall mean any consents, approvals, authorizations, qualifications order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Intellectual Property" means all intellectual property rights of any kind (owned or licensed), including rights in, to and concerning (a) all Patents, (b) all Trademarks, (c) all Copyrights, (d) software, code, data, databases and compilations of information, (e) confidential and proprietary information, inventions, improvements, formulas, processes, technologies, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, research and development, trade secrets and know-how and (f) all rights of action and claims arising therefrom, all claims by reason of infringement thereof and the rights to sue and collect damages in relation to any such infringement.

"Inventory" shall mean the raw material, work-in-progress and finished goods inventory of Acquired Products, wherever located. Inventory shall be an Acquired Asset

"Knowledge" means, when used in connection with (a) Buyer or Parent, the actual knowledge of Martin Rosendale, Andrew Maslan, and Peter Clausen and (b) Seller, the actual knowledge of Bill Huron, Roberto Tozzi, Jim Trevor and Franco Polletti; provided, however, the knowledge of Bill Huron shall only constitute Knowledge of Seller with respect to Sections 3.8 and 3.12.

"Law" shall mean, with respect to any Person, any United States federal, state, local or foreign statute, law, ordinance, treaty, regulation, rule, code, order, directive, or other requirement or rule of law that is binding upon or applicable to such Person.

"Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, whether or not the same is required to be accrued on financial statements, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement or undertaking.

"Lien" shall mean any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or any similar statute or law of any jurisdiction).

"Material Adverse Change" shall mean any event or development occurring after the Effective Date that has a Material Adverse Effect.

"Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has resulted or would reasonably be expected to result in any change or effect that is materially adverse to the financial condition of the Business, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by

this Agreement (including, but not limited to, any loss of employees, customers, prospective customers, any cancellation of or delay in customer orders, any litigation or disruption in supplier, distributor, partner, licensor/licensee or similar relationships), (ii) any change, effect, event, occurrence, state of facts or development in economic, regulatory (including changes and proposed changes in Law) or political conditions, or in the financial or securities markets or the economy in general or in the industries in which the Business operates, provided such change does not materially disproportionately affect the Business, (iii) fluctuations in foreign currency exchange rates, (iv) the entry of any new competitor into the Business, (v) changes or conditions affecting the volume of procedures performed using one or more of the Acquired Products, provided such change does not materially disproportionately affect the Business, (vi) any circumstance, change or effect that results from actions taken by Buyer, (vii) any circumstance, change or effect that results from any action or inaction of Seller required by this Agreement or taken or not taken upon the written request of Buyer, or (viii) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions.

"New Design" shall mean the recently developed modified design of the Angel machine that is not yet ready for production or commercial sale, but has been developed to reduce the cost of manufacture and exposure to supply constraints of key components.

"Patents" shall mean, in any and all countries, statutory invention registrations, patents and patent applications, patent disclosures, utility models and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions, and reexaminations, and any application that claims priority to any of the foregoing.

"Person" shall mean and include any natural person, a partnership, firm, joint venture, corporation, limited liability company, association, trust or any entity whether incorporated or not.

"Pre-Closing Tax Period" shall mean any taxable period or portion of any taxable period ending on or before the Closing Date.

"Registrations" means authorizations and/or approvals issued by any Governmental Authority (including premarket approval applications, premarket notifications, investigational device exemptions, manufacturing approvals or authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by Seller or any Affiliate of Seller as of the Closing, that covers the manufacture, distribution, marketing, storage, transportation, use and sale of the Acquired Products.

"Representatives" shall mean, with respect to any Person, such Person's directors, officers, employees and duly authorized agents (including, without limitation, legal counsel, financing sources, financial advisors).

"Seller Investments" shall mean all Seller's investments in, or joint ventures or any other partnerships with, other third-party businesses (equity, debt or otherwise), whether or not related to the Business.

"Shared Seller Agreements" shall mean those contracts or agreements that relate both to the Business and to any other business of Seller, or relate both to any of the Acquired Assets and to any Excluded Assets listed on Schedule 1.1(g) hereto.

"Tax" or "Taxes" (and with correlative meaning, "Taxable" and "Taxing") shall mean any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

"Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

"Trademarks" shall mean all registered or unregistered trademarks, service marks, trade dress, logos, slogans, trade names, service names, domain names, corporate and business names, and other source identifiers and all goodwill associated with any of the foregoing, and all applications, registrations and renewals of the same.

"Transaction Documents" shall mean (i) the Asset Transfer and Assumption Agreements, (ii) the Transition Agreements, and (iii) the Promissory Note.

"Transferred Copyrights" shall mean all Copyrights owned by Seller as of the Closing Date that are inherent in the copyrightable materials included among the Acquired Products.

"Transferred Intellectual Assets" shall mean the Transferred Trademarks, the Transferred Copyrights, Transferred Patents and the Transferred Know-How.

"Transferred Know-How" shall mean any and all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, pricing and cost information, and business and marketing plans and proposals) that are owned by Seller as of the Closing Date that are used in the manufacture or use of Acquired Products, including, without limitation, the New Design.

"Transferred Patents" shall mean the Patents listed on Schedule 1.1(i).

"Transferred Trademarks" shall mean the Trademarks listed on Schedule 1.1(j).

"Transition Agreements" shall mean the Transition Services Agreement, Transition Distribution Agreement, Stripped Distribution Agreements and Quality Agreement, each in their respective form attached to Schedule 5.1(f) hereto.

"Warranty Policy" shall mean (i) Seller's (and its Affiliates') obligations under their respective agreements with customers of the Business to repair or replace Acquired Products: provided, however, Warranty Policy shall be deemed not to include obligations under such agreements to the extent that the warranty period therein extends beyond three years, and (ii) Seller's (and its Affiliates') business practice after expiration of the binding warranty term to replace Acquired Products of customers that are not functioning properly with below cost, new or refurbished comparable Acquired Products.

(b) In addition to the terms defined in Section 1.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement	Introductory Paragraph
Asset Transfer and Assumption Agreements	Section 2.2(b)
Bills of Sale	Section 2.2(b)
Business	Preamble
Buyer	Introductory Paragraph
Buyer Indemnified Parties	Section 8.2
Cap	Section 8.4(c)
Closing	Section 2.1
Closing Date	Section 2.1
Contract Assignments	Section 2.2(b)
Conveyance Taxes	Section 2.6
Copyright Assignments	Section 2.2(b)
CPR	Section 10.8
Deductible	Section 8.4(b)
Effective Date	Introductory Paragraph
Expiration Period	Section 7.1(b)
Fundamental Representations	Section 8.1
Losses	Section 8.2
Permits	Section 3.8
Purchase Price	Section 2.4(a)
Seller	Introductory Paragraph
Seller Indemnified Parties	Section 8.3
Third Party Claim	Section 8.5(b)
Trademark Assignments	Section 2.2(b)

ARTICLE II. CLOSING.

2.1 Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Seller, 14401 W. 65th Way, Arvada, Colorado, USA on the day of the satisfaction or waiver of all of the conditions to Closing set forth in Article V (other than those conditions that by their nature can only be satisfied at Closing, or that by their terms are to be satisfied at Closing), or at such other place and time as the parties may mutually agree (the "Closing Date"), but in no event later than April 9, 2010. The parties hereto specifically acknowledge that time is of the essence with

respect to the Closing. All activities of the Business on the Closing Date shall be to the account of Seller.

2.2 Assets to be Sold or Licensed.

(a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall sell, assign and transfer, or cause its applicable Affiliate to sell, assign or transfer, to Buyer all of Seller's right, title and interest in and to the Acquired Assets, free and clear of all Liens, as provided herein.

(b) The transfer of the Acquired Assets contemplated by Section 2.2 will be effected by Seller transferring the Acquired Assets to Buyer pursuant to (i) one of more bills of sale, as shall be necessary to transfer to Buyer good and valid title to all the Acquired Assets, free and clear of all Liens (the "Bills of Sale"), (ii) one or more assignment and assumption agreements, as shall be necessary to assign and transfer to Buyer all the Assumed Agreements to be assigned and transferred to Buyer at the Closing (the "Contract Assignments"); (iii) one or more general assignments, as shall be necessary to assign to Buyer all of the worldwide rights to the Transferred Trademarks (the "Trademark Assignments"); provided that it shall be Buyer's responsibility to prepare, at its own expense, any applicable country trademark assignments and, following such preparation record (at Buyer's expense) such assignments; (iv) one or more general assignments, as shall be necessary to assign to Buyer all of the worldwide rights to the Transferred Copyrights (the "Copyright Assignments"), (v) one or more general assignments, as shall be necessary to assign to Buyer all of the worldwide rights to the Transferred Patents (the "Patent Assignments"), provided that it shall be Buyer's responsibility to prepare, at its own expense, any applicable country patent assignments and, following such preparation and execution record (at Buyer's expense) such assignments, (vi) one or more general assignments, as shall be necessary to assign to Buyer all of the worldwide rights to the Transferred Know-How (the "Know-How Assignments" and, together with the Bills of Sale, the Contract Assignments, the Trademark Assignments, the Patent Assignments, the Copyright Assignments and the Know-How Assignments, the "Asset Transfer and Assumption Agreements"), each such document referred to in clauses (i) through (v) above to be entered into in such a form as the parties shall mutually agree in good faith prior to Closing.

(c) If any separate agreements are necessary for the sale, assignment and transfer of any Acquired Assets outside of the United States, such agreements shall be on terms wholly consistent with and as close as reasonably possible to the terms of this Agreement insofar as they are relevant to such Acquired Assets outside the United States. Each party shall be responsible for its own legal costs in connection with this Section 2.2(c).

2.3 Assumption of Liabilities.

(a) Upon the terms and subject to the conditions and exclusions set forth in this Agreement, at the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities as and when due.

(b) All risk of loss with respect to the Acquired Assets (whether or not covered by insurance) shall be on Seller up to 11:59 p.m. (New York Time) on the Closing Date, whereupon such risk of loss shall pass to Buyer.

2.4 Purchase Price.

(a) Subject to the terms and conditions of this Agreement, Buyer and Parent shall pay to Seller an aggregate amount equal to Seven Million Dollars ($7,000,000), (the "Purchase Price"). The Purchase Price shall be payable as follows. Two Million Dollars ($2,000,000) of the Purchase Price shall be payable on the Closing Date in immediately available funds by wire transfer to the bank account designated by Seller. The balance of the Purchase Price shall be paid by delivery of a duly executed Secured Promissory Note (the "Promissory Note") in the form attached to Schedule 5.2 hereto.

2.5 Tax Matters; Allocation of Purchase Price.

(a) The Purchase Price shall be allocated among each category of the Acquired Assets in accordance with Schedule 2.5(a) and the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, which shall be agreed upon by Seller and Buyer prior to the Closing Date. Seller and Buyer hereby agree to allocate the Purchase Price in accordance with Schedule 2.5(a), to be bound by such allocations, to account for and report the purchase and sale of the Acquired Assets contemplated hereby for Tax purposes in accordance with such allocations, and not to take any position (whether in Tax Returns, Tax audits, or other Tax proceedings), which is inconsistent with such allocations without the prior written consent of the other parties to this Agreement.

2.6 Conveyance Taxes. Seller shall be liable for and shall hold Buyer harmless against all transfer, sales, use, value added, stamp and other similar Taxes (excluding any Taxes based on or attributable to income or capital gains) in connection with the transfer of the Acquired Assets hereunder ("Conveyance Taxes"), regardless of which Person is obligated to pay such Conveyance Taxes under applicable Law. The Seller, after the review and consent by Buyer, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing. To the extent that one party claims any exemptions from any Conveyance Taxes (it being understood that each party shall claim any such exemptions available to it), such party shall provide to the other party the appropriate exemption certificates. The parties and their respective Affiliates will cooperate in timely preparing and filing all Tax Returns that may be required to comply with Law relating to Conveyance Taxes.

2.7 Non-Assignability of Assets. To the extent that any Governmental Order or approval, consent or waiver is required from any third party in connection with the assignment to Buyer of any Assumed Agreement and such Governmental Order, approval, consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof. From and after the Closing, Seller will, at the request and under the direction Buyer, use its best efforts to do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary or proper (a) to obtain promptly

such Governmental Orders, approvals, consents or waivers, (b) to assure that the rights of Seller under such Assumed Agreements shall be preserved for the benefit of or transferred or issued to Buyer and (c) to facilitate receipt of the consideration to be received by Seller in and under every such Assumed Agreement, which consideration, net of Seller's reasonable costs of providing any products in respect of which such consideration is paid, shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section 2.7 shall in any way diminish Seller's obligations hereunder to obtain all Governmental Orders, approvals, consents and waivers and to take all such other actions at Closing as are necessary to enable Seller to convey or assign to Buyer all rights of Seller under the Assumed Agreements and good and marketable title free and clear of Liens (other than Permitted Liens) to all the other Acquired Assets. If the necessary Governmental Order, approval, consent or waiver is obtained, Seller shall assign and transfer such Assumed Agreement to Buyer at no additional cost, and Buyer shall thereupon assume all obligations and liabilities of Seller under such Assumed Agreement. If the necessary Governmental Order, approval, consent or waiver is not obtained within twelve (12) months of the Closing Date, Seller's obligations to Buyer with respect to such Assumed Agreement shall expire, Seller shall be free to terminate any such Assumed Agreement in accordance with its terms, and under no circumstances shall the Purchase Price be reduced on account of the failure to obtain any such Governmental Order, approval, consent or waiver; provided, however, that in any such case, and in any event prior to obtaining such Governmental Order, approval, consent or waiver, Seller shall use its best efforts to provide to Buyer the benefits of such Assumed Agreement (other than the monetary consideration receivable by Seller thereunder, which is addressed in clause (c) above) at no additional cost to Buyer. For a period of twelve (12) months following the Closing Date, Buyer shall grant Seller a license to any of the Acquired Assets to the extent needed by Seller to perform its obligations under any Assumed Agreement in order to meet its obligations to Buyer under this Section 2.7 and, if applicable, thereafter to give reasonable notice of termination of such Assumed Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer and Parent as follows:

3.1 Seller's Organization; Power; Execution. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, the Transaction Documents to which it is a party and any document, instrument or certificate specifically contemplated by this Agreement or the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been, and upon their execution each of the Transaction Documents to which Seller is a party will be, duly and validly executed and delivered by Seller, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement is, and each of the Transaction Documents to which Seller is a party will be, a legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms.

3.2 No Violation; Consents and Approvals. Neither the execution and delivery of this Agreement and the Transaction Documents to which it is a party by Seller nor the consummation and performance by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof does or will: (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Seller, or (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller, or any of its assets, properties or businesses, including the Business, or require any Governmental Order or any filing with or notification to, any Governmental Authority, (c) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon the properties or other assets of the Seller's business under, any Assumed Agreement, Registration or Permit to which any of Seller's properties or other assets is subject.

3.3 Sufficiency of Assets. Except as set forth on Schedule 3.3, (i) other than the Excluded Agreements, the Assumed Agreements represent all of the executory contracts entered into by Seller or its Affiliates in connection with the procurement, third party manufacture, distribution, lease, usage or sale of Acquired Products and the ancillary disposable materials, and (ii) the Transferred Intellectual Property represents all of Seller's (and its Affiliates') Intellectual Property Rights associated with the manufacture, assembly and sale of Acquired Products.

3.4 Title to Property. Except as otherwise disclosed in Schedule 3.4, Seller or an Affiliate has good and valid title to all the Acquired Assets and Transferred Intellectual Assets, free and clear of any Liens.

3.5 Inventory. Schedule 3.5 contains a list of all Inventory as of December 31, 2010. All Inventory (i) was acquired and maintained in the ordinary course of business, and (ii) consists of items of quality useable and saleable in the ordinary course of business.

3.6 Government Approvals. Except as set forth on Schedule 3.6, or as may arise from facts or circumstances relating solely to Buyer, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof shall require any Governmental Order or filing with or notification to, any Governmental Authority.

3.7 Financial Data. The Financial Data attached as Schedule 3.7 hereto contains true and correct financial information prepared in accordance with Seller's and its Affiliates books and financial records, which are maintained in accordance with good business practices and accounting principles, consistently applied (as to the respective entity's individual accounting policies).

3.8 Compliance with Laws; Licenses and Permits.

(a) To Seller's Knowledge, Seller, and each of its Affiliates, is in full compliance with each Law that is applicable to the conduct of the Business as currently conducted.

(b) Schedule 3.8 contains a list of all approvals, clearances, authorizations, certificates, filings, franchises, licenses, notices, permits, and Registrations of or with all Governmental Authorities currently held in connection with the Business (collectively, "Permits"), including all Permits under the Federal Food Drug and Cosmetic Act of 1938, as amended. Schedule 3.8 contains a complete listing of all Permits required for the conduct of the Business as currently conducted. No loss or expiration of any of such Permits is pending or, to the knowledge of Seller, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof. No notice, citation, summons or order has been issued to Seller or its Affiliates, no complaint has been filed with Seller or its Affiliates, no penalty has been assessed against Seller or its Affiliates and, to the knowledge of Seller, no investigation or review is pending or threatened, by any Governmental Authority with respect to any alleged failure by Seller or any Affiliate of Seller to have any Permit.

3.9 Assumed Agreements and Assumed Agreements.

(a) Schedule 1.1(c) lists all Assumed Agreements. True and correct copies of all Assumed Agreements have been provided to Buyer other than purchase orders for the purchase of goods under a form of pricing agreement, a copy of which has been provided to Buyer.

(b) Except as set forth in Schedule 3.9(b), (i) no approval, consent or waiver of any third party is necessary to transfer to Buyer the Assumed Agreements, (ii) each Assumed Agreement describes legal, valid, binding obligations on the parties thereto, and no party thereto has challenged its validity, legality or enforceability, (iii) neither Seller (or its Affiliates) nor, to the Knowledge of the Seller, any other party thereto, is in default or breach under any Assumed Agreement, (v) no event has occurred with respect to Seller (or its Affiliates) or, to the Knowledge of the Seller, with respect to any other party thereto, which with notice or lapse of time (or both) would constitute a default or breach, or permit termination, modification, or acceleration, under any Assumed Agreement included among the Assumed Agreements.

3.10 Relationship with Customers.

(a) Schedule 3.10(a) sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services for the Business, and the twenty-five (25) largest customers (by dollar volume) each during calendar years 2008 and 2009.

(b) Except as set forth on Schedule 3.10(b), since January 1, 2010, the Seller and its Affiliates have not received any written notice or, to the Knowledge of the Seller and its Affiliates, oral notice, that any of the suppliers has indicated that it shall stop supplying materials, products or services to the Seller and its Affiliates. To Seller's Knowledge, no such supplier has filed for bankruptcy or is otherwise currently the subject of insolvency proceedings.

(c) Since January 1, 2010, the Seller and its Affiliates have not received any written notice or to the Knowledge of the Seller and its Affiliates definitive oral notice, that any of the customers set forth on Schedule 3.10(a) shall stop purchasing materials, products or services from Seller or its Affiliates. To Seller's Knowledge, no such customer has filed for bankruptcy or is otherwise currently the subject of insolvency proceedings.

3.11 Intellectual Property Rights.

(a) Schedule 3.11(a) contains a true and complete list of all Patents, registered Copyrights and Trademarks owned or licensed by Seller or its Affiliates that are used in the Business and are specific to the Acquired Products (as distinguished from the general operation or administration of the Business). Except for those set forth on Schedule 3.11(a), there are no other Patents and Trademarks owned or licensed by Seller or its Affiliates that are used in the ordinary day-to-day conduct of the Business except those that relate to the general administration of the Business and are not specific to the Acquired Products.

(b) Schedule 3.11(b) contains a list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to the right to use or practice Intellectual Property rights that Seller obtained from third parties that is used by Seller in the conduct of the Business, or (ii) by which Seller licenses or otherwise authorizes a third party to use such Intellectual Property rights other than licenses to customers or distributors of the Acquired Products. Except as indicated on Schedule 3.11(b), neither Seller nor to Seller's Knowledge any other party is in breach of or default under any agreement listed on Schedule 3.11(b) and each such license or other agreement is a binding obligation of Seller and is valid and in full force and effect, and no party thereto has challenged its validity.

(c) Except as indicated in Schedule 3.11(c), Seller owns or is licensed or otherwise has the right to use all Transferred Intellectual Assets and Licensed Intellectual Assets.

(d) All of the Patents and Transferred Trademarks and Transferred Copyrights listed on Schedule 3.11(a) are in full force and effect and are held of record in Seller's (or its Affiliate's) name free and clear of Liens. Except as indicated in Schedule 3.11(d), Seller is the applicant of record in all applications for Transferred Intellectual Assets listed in Schedule 3.11(a). Except as set forth in Schedule 3.11(d), to Seller's Knowledge, the operation of the Business as currently conducted does not infringe the Intellectual Property or other proprietary rights of any third party, nor has Seller received any notice alleging that it has infringed any rights of any Person with respect to any Intellectual Property in its operation of the Business.

(e) The Seller has taken all reasonable steps in accordance with normal industry practice to maintain the confidentiality of confidential Intellectual Property used in connection with the Business.

3.12 Legal Proceedings, etc.

(a) Except as set forth on Schedule 3.12(a), (i) there is no Action to which Seller is party is pending or, to the knowledge of the Seller, threatened relating to the Business or affecting the Business or the Acquired Assets; (ii) Seller has not received written notice and is not aware of any investigation threatened or contemplated by any Governmental Authority

relating to the Business or affecting the Business or the Acquired Assets; (iii) Seller is not subject to any Governmental Order or agreement with any Governmental Authority which restricts operation of the Business as it is currently conducted or restricts the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby; and (iv) there are no legal, administrative, arbitration or other actions, suits, claims or proceedings or investigations pending, or to the Knowledge of the Seller, threatened by any Governmental Authority against Seller relating to the Business or affecting the Business, the Acquired Assets or the transactions contemplated hereby, or that could otherwise affect the legality, validity or enforceability of this Agreement, any Transaction Document or the ability to consummate the transactions contemplated hereby. Schedule 3.12 lists all Governmental Orders relating to the Business or the Acquired Assets that have been entered against Seller, or entered into by Seller.

(b) Except as set forth on Schedule 3.12(b), there are not presently pending or, to the Knowledge of the Seller, threatened any Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship (including any failure to warn or alleged breach of express or implied warranty or representation) relating to any Acquired Products. To Seller's Knowledge, no event has occurred nor do any circumstances exist that are reasonably likely to give rise to the commencement of any Action relating to any alleged defect in design of any Acquired Product.

3.13 Brokerage Fees. Neither Seller nor any of its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agent's commissions or other similar payments in connection with the sale of the Acquired Assets or the transactions contemplated hereby.

3.14 Absence of Certain Developments. Except as set forth on Schedule 3.14 or except as expressly contemplated by this Agreement, since January 1, 2010, (i) there has not been any Material Adverse Change, (ii) the Business has been carried on in the ordinary course and consistent with past practice and (iii) Seller has not, as relates or affects the Business:

(a) leased, subleased, sold, assigned, transferred or otherwise disposed of or failed to keep in effect any rights to any of the material tangible or intangible assets used in the Business (except for inventory sold or consumed in the ordinary course of business consistent with past custom and practice and Excluded Assets);

(b) entered into, materially amended or terminated any agreement that is individually material to the future operation of the Business or Seller's rights thereunder;

(c) failed to keep in effect any rights in, to or for the use of any Permit or failed to renew any Permit that is scheduled to terminate or expire within 180 calendar days from the date hereof;

(d) entered into any lease of capital equipment (other than Excluded Assets) for the Business involving rental payments in excess of Twenty Thousand Dollars ($20,000) per annum or a term exceeding one year;

(e) issued any purchase orders or otherwise agreed to make any purchases, in each case relating to the Business, involving exchanges in value in excess of Fifty Thousand Dollars ($50,000) in the aggregate and which have not been fully performed;

(f) suffered any casualty loss or damage with respect to any of the Acquired Assets, whether or not such loss or damage shall have been covered by insurance;

(g) (i) abandoned, sold, assigned, or granted any security interest in or to any of the Intellectual Property, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Intellectual Property; and

(h) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14.

3.15 Field Actions. Except as set forth on Schedule 3.15, none of the Acquired Products have been the subject of any replacement, field fix, retrofit, or recall, and to Seller's Knowledge, no facts or conditions exist that could reasonably be expected to result in such a recall action.

3.16 Solvency. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated hereby. As used in this section "insolvent" means that the sum of the debts and other Liabilities of the Seller exceeds the present fair saleable value of Seller's assets.

3.17 Disclosure. Neither this Agreement, nor any agreement, attachment, schedule, exhibit, certificate or other instrument delivered pursuant to this Agreement knowingly misstates a material fact or knowingly omits to state a material fact regarding Seller or the Business necessary in order to make the statements and information contained herein or therein, not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.

Buyer and Parent represent and warrant to Seller as follows:

4.1 Buyer's Organization; Power; Execution. Buyer and Parent are a corporation and limited liability company, respectively, and each is duly incorporated or organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into, execute and deliver this Agreement, the Transaction Documents to which it is a party and any document, instrument or certificate specifically contemplated by this Agreement or the Transaction Documents to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Buyer and Parent of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer and Parent of their respective obligations hereunder and thereunder and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer and Parent, respectively. This Agreement has been, and upon their execution each of the Transaction Documents to which

Buyer or Parent is a party will be, duly and validly executed and delivered by Buyer and Parent, respectively, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement is, and each of the Transaction Documents to which Buyer or Parent is a party will be, a legal, valid and binding obligation of Buyer and Parent, respectively, enforceable against it in accordance with its terms.

4.2 No Violation; Consents and Approvals; Compliance with Laws. Neither the execution and delivery of this Agreement by Buyer and Parent nor the consummation and performance by Buyer and Parent of the transactions contemplated hereby shall: (a) violate, conflict with or result in the breach of their respective certificate of incorporation, bylaws, certificate of formation or Member Agreement (or similar organizational documents) of Buyer or Parent, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or Parent, or require any Governmental Order or any filing with or notification to, any Governmental Authority, (c) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon the properties or other assets of Buyer's or Parent's business under, any contract to which Buyer or Parent is a party, or to which any of its properties or other assets is subject. From and after the Closing Date, Buyer shall market, promote and sell the Acquired Products in compliance in all material respects with all applicable Laws and Governmental Orders.

4.3 Litigation. There are no legal, administrative, arbitration or other actions, suits, claims or proceedings or investigations pending or, to the Knowledge of Buyer and Parent, threatened by any Governmental Authority against Buyer or Parent with respect to the transactions contemplated hereby or that would otherwise materially adversely affect Buyer's or Parent's ability to consummate the transactions contemplated hereby.

4.4 Brokerage Fees. Parent will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement (including the financing thereof) based upon arrangements made by or on behalf of Buyer and Parent, and in no way will such fee or expense be deemed an Excluded Asset or Excluded Liability.

4.5 Financials. The audited financial statements of Parent for the fiscal year 2009 attached to Schedule 4.5 are true, correct and complete and fairly present the assets, liabilities, financial position and results of operation of Parent as of such date. Buyer has not engaged in any business prior to the date hereof, and other than cash, Buyer has no other assets or liabilities. Since January 1, 2010, there has not been any material adverse change in the Business of Parent

4.6 Compliance with Law. Parent and Buyer are in full compliance with each Law, the failure of with which to comply could have a Buyer Material Adverse Effect.

4.7 Legal Proceedings. (i) Neither the Parent nor Buyer is a party to an Action that is pending or to the Knowledge of Buyer threatened that could have a Buyer Material Adverse Effect;

(ii) Neither the Parent nor Buyer has received written notice, nor is Parent or Buyer aware of any investigation threatened or contemplated by an Governmental Authority that could have a Buyer Material Adverse Effect;

(iii) Neither Parent nor Buyer is subject to any Government Order or agreement with any Governmental Authority that restricts operation of their business that could have a Buyer Material Adverse Effect;

(iv) There are no legal, administrative, arbitration or other actions, suits, claims or proceedings or investigations pending or to the Knowledge of Parent threatened by any Governmental Authority against Parent or Buyer that could have a Buyer Material Adverse Effect.

4.8 Solvency. Neither Parent nor Buyer is now insolvent and neither will be rendered insolvent by the transactions contemplated hereby. As used in this Section "insolvent" means (i) that the sum of the debts and the liabilities of the entity exceeds the present fair saleable value of such entity's assets, or (ii) such entity is not capable of paying its debts and obligations as and when due.

4.9 Disclosure. Neither this Agreement, nor any agreement, attachment, schedule, exhibit, certificate or other instrument delivered pursuant to this Agreement knowingly misstates any material fact or knowingly omits to state a material fact regarding Parent or Buyer that is necessary in order to make the statements or information contained herein or therein not misleading.

ARTICLE V. CONDITIONS TO CLOSING.

5.1 Conditions Precedent to Buyer's and Parent's Obligations. All of the obligations of Buyer and Parent hereunder are subject to satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer and Parent in writing):

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), (ii) the covenants and other terms, provisions and conditions contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and (iii) Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to the effect that clauses (i) and (ii) shall have been satisfied;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) challenging, preventing or seeking to prevent the completion of the transactions contemplated hereunder;

(c) Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Change that has not been cured;

(d) Consents. Seller shall have obtained the consents listed on Schedule 5.1(d) and such consents shall be in full force and effect; and

(e) Financing. Intentionally Omitted

(f) Certain Deliveries. Seller shall have executed and delivered to Buyer:

(i) a certificate of a Secretary or an Assistant Secretary of Seller (i) enclosing a copy of (a) its certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware, (b) its bylaws and (c) resolutions of the Board of Directors of Seller authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and (ii) certifying that each of the foregoing documents, in the form enclosed, is in full force and effect on the Closing Date;

(ii) the Transition Agreements in the form attached as Schedule 5.1(f) hereto;

(iii) each of the Asset Transfer and Assumption Agreements; and

(iv) each of the other Transaction Documents to which Seller is a party.

5.2 Conditions Precedent to Seller's Obligations. All of the obligations of Seller hereunder are subject to satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), (ii) the covenants and other terms, provisions and conditions contained in this Agreement to be complied with by Buyer and Parent on or before the Closing shall have been complied with in all material respects, and (iii) Seller shall have received a certificate signed on behalf of Buyer and Parent by an officer of Buyer and Parent to the effect that clauses (i) and (ii) shall have been satisfied;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) challenging, preventing or seeking to prevent the completion of the transactions contemplated hereunder; and

(c) Certain Deliveries. Buyer and Parent shall have executed and delivered to Seller:

(i) a certificate of a Secretary or an Assistant Secretary of Parent and of a Manager of Buyer (i) enclosing a copy of (a) as applicable, its certificate of incorporation or certificate of formation, as amended, certified by the Secretary of State of the State of Delaware, (b) its bylaws or Member Agreement, as applicable, and (c) resolutions of the Board of Directors of Buyer and Parent, as the case may be, authorizing Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, and (ii) certifying that each of the foregoing documents, in the form enclosed, is in full force and effect on the Closing Date;

(ii) the Transition Agreements;

(iii) each of the Asset Transfer and Assumption Agreements; and

(iv) each of the other Transaction Documents to which Buyer and/or Parent is a party.

(d) Guarantees and Intercreditor Agreement. Seller shall have received executed copies of the individual Guarantees and Intercreditor Agreement in the forms attached to Schedule 5.2(d) hereto by the respective persons identified as parties therein.

ARTICLE VI. CERTAIN COVENANTS.

6.1 Conduct of Business. From the Effective Date to the Closing Date, except (i) as otherwise expressly permitted or contemplated by this Agreement or any other agreement or instrument being entered into in connection with this Agreement, (ii) as set forth on Schedule 6.1, (iii) as required by Law, or (iv) as consented to by Buyer and Parent in writing, Seller agrees to operate the Business in the ordinary course consistent with past practice.

6.2 Access to Information; Publicity. Subject to any obligation imposed by Law or any Governmental Authority:

(a) The Confidential Disclosure Agreement, dated October 20, 2009, between Seller and Parent shall remain in full force and effect, provided, however, that from and after the Closing Date, the confidential information that constitutes an Acquired Asset shall not be subject to the restrictions of such Confidential Disclosure Agreement.

(b) After the Closing Date, Buyer and Parent shall (and shall cause their Affiliates to) afford to Seller and its Representatives, upon reasonable notice, reasonable access, during normal business hours, to the Books and Records (including accountants' work papers) relating to the Business for periods up to and including the Closing Date that are conveyed to, and held by, Buyer and Parent on and after the Closing Date pursuant to the terms of this Agreement (and shall permit such Persons to examine and copy such Books and Records to the extent reasonably requested by such party) and Buyer and Parent shall cause their Representatives to furnish, at Seller's sole cost and expense, such information as may be reasonably requested by Seller or its Representatives, in each such case solely to the extent necessary for Seller to comply with requests from Governmental Authorities or to defend claims

relating to Liabilities; provided, however, that nothing in this Section 6.2 shall require Buyer or Representatives to furnish to Seller or its advisors any materials prepared by Buyer's Representatives that are subject to an attorney-client privilege or an attorney work-product privilege or that were prepared by Buyer or its advisors prior to the Closing or which may not be disclosed pursuant to a protective order; and provided further, that nothing in this Section 6.2 shall require Buyer or Parent or any of their Representatives to afford access to Books and Records or provide information if Buyer or Parent are contractually or otherwise restricted by a third party from doing so. Buyer and Parent shall, and shall cause its Affiliates to, maintain all such Books and Records, and shall not destroy or dispose of any such Books and Records, until the fourth (4th) anniversary of the Closing Date.

(c) No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party (whether named in such publicity, news release or other public announcement or not), except to the extent such publicity, news release or other public announcement is required by a national Governmental Authority with authority over the financial markets to which either party is subject

6.3 Further Action.

(a) Each of the parties shall use its commercially reasonable efforts (as distinguished from best efforts which could require extraordinary efforts) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article V, as applicable to each of them, and to cause the transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver, or cause to be executed and delivered, such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate the transactions contemplated hereby.

(b) To the extent that any of the transfers, distributions, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing and subject to the terms of the Transaction Documents to the extent addressed thereby, the parties shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to Buyer or confirm Buyer's right, title to or interest in, all of the Acquired Assets, to put Buyer in actual possession and operating control thereof and to permit Buyer to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).

(c) In the event that Buyer can demonstrate that certain assets, rights or properties which properly constitute Acquired Assets were not transferred to Buyer at Closing, then Seller shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Acquired Assets to Buyer without the payment by Buyer of any further consideration therefor. In the event that Seller can demonstrate that certain assets which do not properly constitute Acquired Assets were transferred to Buyer at Closing, then Buyer and Parent shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Seller without the payment by Seller of any further consideration therefor.

ARTICLE VII. POST-CLOSING COVENANTS.

7.1 Use of Seller's Names and Trademarks.

(a) Buyer and Parent covenant that, except as set forth in paragraph (b) below or as otherwise agreed by Seller in writing, neither Buyer nor any of its Affiliates shall use in any manner any Trademark of Seller (other than the Transferred Trademarks), including, without limitation, the trademark "SORIN", or any similar name, Trademark or derivative thereof.

(b) From and after the Closing Date, Seller shall grant to Buyer, Parent and their Affiliates permission to use each Trademark that is not a Transferred Trademark solely to the extent that such Trademark appears on any finished goods, packaging materials, product literature (including training materials and advertising and promotional materials), printed forms and other supplies in the Inventory conveyed pursuant hereto (collectively the "Seller Trademarked Items") until the first anniversary of the Closing Date (the "Expiration Period"). When the Expiration Period expires, Buyer shall be responsible for the destruction and disposal of any remaining Seller Trademarked Items bearing any Trademark of Seller then in Buyer's possession or returned to Buyer after the Expiration Period.

(c) Seller shall provide to Buyer the original registration certificates and such other information in its possession or control as shall be necessary to permit Buyer at its expense to effect and perfect the transfer of the registrations of the Transferred Patents and Transferred Trademarks.

7.2 Use of Transferred Trademarks During Transition Period.

(a) Seller covenants that, except as set forth in paragraph (b) below, from and after the Closing, Seller shall not use in any manner any Transferred Trademark.

(b) Buyer hereby grants to Seller permission to use the Transferred Trademarks during the terms of the Transition Services Agreement solely to the extent required by Seller to provide the goods and services described therein to Buyer.

7.3 Books and Records.

(a) Seller shall transfer all Books and Records to Buyer, to the extent owned by Seller and primarily related to the Business, unless Seller or any Affiliate of Seller is contractually or otherwise restricted by a third party from doing so, upon completion of the Transition Agreement, or as soon as practicable thereafter, but Seller may redact any information

relating to the businesses of Seller other than the Business or to the Excluded Assets or Excluded Liabilities from such Books and Records. Notwithstanding the foregoing, Buyer may at any time ask for a copy of one or more Books and Records prior to the physical delivery thereof and Seller shall, at Buyer's expense, provide a copy of such requested Books and Records.

(b) Buyer shall return all Books and Records found in its possession to the extent exclusively or primarily used in, or exclusively or primarily related to businesses of Seller other than the Business or at the Closing or as soon as practicable thereafter. Buyer may retain copies of any Books and Records returned to Seller pursuant to this Section 7.3(b) to the extent used in, or related to, the Business (for its use with respect to the Business). Buyer may redact any information used in, or related to, the Business from any Books and Records returned to Seller pursuant to this Section 7.3(b); provided, however, that such redaction shall not impair any information related to the businesses of Seller other than the Business contained in such Books and Records and similar materials.

7.4 Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force for the benefit of Seller. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Acquired Assets and the Assumed Liabilities covering all periods after the Closing Date.

7.5 Payments from Third Parties. In the event that, on or after the Closing Date, a party shall receive any payments or other funds due to another pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

7.6 Nonsolicitation. For a period of twelve (12) months following the Closing Date, neither Seller nor any Affiliate of Seller, nor Buyer nor any Affiliate of Buyer, will directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of the other party or the other party's Affiliates to terminate their employment or contractual relationship with the other or its Affiliates, and will not assist any other person or entity to do so, or be a proprietor, owner, equity holder, member, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, manager, officer, employee, consultant, or representative of any person or entity who does or attempts to do so; provided, that the foregoing shall not preclude any party from hiring any such employee or independent contractor who responds to any general advertisements or solicitations that are not targeted specifically at employees or independent contractors of the other party.

7.7 Competition. For a period expiring thirty-six (36) months from the Closing Date neither Seller, nor its Affiliates, shall manufacture, market or sell products that perform the same functions as the Acquired Products and that compete with the Business.

7.8 Compliance with Laws. Buyer expressly acknowledges that it will, and shall cause its employees and agents to, comply with each Law that is applicable to the conduct of the Business on and after the Closing Date.

7.9 FDA 510(k) Matters. Upon termination of the Transition Services Agreement, Seller shall execute such instruments as are reasonably requested by Buyer to permit the assignment to Buyer of those Registrations of Acquired Products that are permitted to be assigned to a third party.

7.10 Disclosure Schedules. Seller shall update the Disclosure Schedules immediately prior to Closing to reflect actions occurring between the Effective Date and Closing, which updated Disclosure Schedules will modify the representations and warranties of Seller hereunder (and will not constitute a breach thereof) unless and to the extent that the actions leading to the new disclosures in the updated Disclosure Schedules constitute a breach of Seller's covenants hereunder.

7.11 Inventory Orders. Seller shall insure that the inventory at Closing will include no fewer than 10 completed Angel products available for sale. In addition, it is contemplated that under the Transition Services Agreement, Seller will deliver 100 of finished Angel products within a defined period after Closing. In order to meet the desired volume and timing of delivery of such products, Seller was required to order components and subassemblies from third parties for such products prior to signing this Agreement. Parent and Buyer hereby agree that if the Closing does not occur, Parent and Buyer will promptly reimburse Seller for its cost in acquiring components, raw materials and subassemblies necessary to produce 50 of such products. Notwithstanding the foregoing, if the Parent and the Buyer terminate this Agreement in accordance with Section 9.1(c), then Parent and Buyer will not be obligated to reimburse Seller for its costs in acquiring such components, raw materials and subassemblies.

ARTICLE VIII. INDEMNIFICATION.

8.1 Survival. The representations and warranties of the parties hereto contained in this Agreement survive the Closing and shall terminate on, and no indemnifying party will be liable for any Losses hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by the indemnified party to the indemnifying party with respect thereto prior to the later to occur of (a) the expiration of eighteen months after the Closing Date, and (b) indefinitely for any representation or warranty contained in Section 3.1 (Seller's Organization; Power; Execution); Section 3.4 (Title to Property) and Section 3.13 (Brokerage Fees) (collectively, the "Fundamental Representations").

8.2 Indemnification by Seller. Subject to the limitations set forth in Section 8.4 below, from and after the Closing, Buyer, Parent and their Affiliates, and its and their respective officers, directors, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") shall be indemnified and held harmless by Seller for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter, "Losses") to the extent caused by:

(a) the failure of any representation or warranty of Seller set forth in this Agreement to be true and correct as of the Closing Date;

(b) the failure by Seller to fully perform, fulfill or comply with any covenant set forth in this Agreement; and

(c) any liabilities of Seller other than the Assumed Liabilities.

8.3 Indemnification by Buyer. Seller and its Affiliates and its and their respective officers, directors, agents, successors and assigns (collectively, the "Seller Indemnified Parties") shall be indemnified and held harmless by Buyer and Parent for and against any and all Losses to the extent caused by:

(a) the failure of any representation or warranty of Buyer set forth in this Agreement to be true and correct as of the Closing Date;

(b) the failure by Buyer to fully perform, fulfill or comply with any covenant set forth in this Agreement; and

(c) the Assumed Liabilities.

8.4 Scope of Liability.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable to indemnify the other and no claims under Section 8.2 or Section 8.3, as the case may be, shall be made:

(i) unless notice thereof shall have been given in the manner provided in Section 8.5, unless and except to the extent failure to provide such notice in a timely manner does not materially impair the indemnifying party's ability to defend its rights, mitigate Losses, seek indemnification from a third party or otherwise reasonably protect its interests;

(ii) to the extent that any Losses are recoverable under any available policy of insurance (net of any premium adjustment specifically attributable to such claim), which such indemnified party shall undertake reasonable commercial efforts to pursue;

(iv) to the extent such claim relates to an obligation or liability for which the party seeking indemnification has agreed to indemnify the other; and

(v) with respect to the Buyer Indemnified Parties only, to the extent that the acts or omissions of a Buyer Indemnified Party gave rise to the underlying basis of the claim or liability.

(b) Deductible. No indemnifying party will be required to indemnify an indemnified party pursuant to Sections 8.2(a) or 8.3(a) until such time as the aggregate amount of Losses for all matters for which such indemnified party is otherwise entitled to indemnification pursuant to this Article X exceeds Fifty Thousand Dollars ($50,000) (the "Deductible"), at which time the indemnifying party shall be obligated to indemnify the indemnified party for the full amount of such Losses for all such matters in excess of the Deductible subject to the other limitations of this Article VIII; provided, that indemnifiable Losses related to or arising out of breaches of the Fundamental Representations and Section 4.1

(Buyer's/Parent's Organization; Power; Execution) and Section 4.4 (Brokerage Fees) shall not be subject to the Deductible.

(c) Maximum Liability. Except in the case of fraud, the maximum aggregate liability of (i) Seller for indemnification under Section 8.2(a) will not exceed an amount equal to 25% (twenty-five percent) of the amount of Purchase Price actually and irrevocably paid (i.e. not subject to recovery as preference or a similar claim) to Seller (the "Seller Cap"), (ii) Buyer and Parent for indemnification under Section 8.3(a) will not exceed an amount equal to Two Million Dollars ($2,000,000) (the "Buyer Cap"); provided, that indemnifiable Losses related to or arising out of breaches of representations and warranties contained in the Fundamental Representations, and Section 4.1 (Buyer's/Parent's Organization; Power; Execution) and Section 4.4 (Brokerage Fees) shall not be subject to the Buyer and Seller Cap, as applicable.

(d) CONSEQUENTIAL DAMAGES DISCLAIMER. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL SELLER OR ANY OF ITS AFFILIATES BE LIABLE TO BUYER INDEMNIFIED PARTIES FOR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (REGARDLESS OF THE NATURE OR TYPE OF CLAIM). NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY CONTAINED HEREIN, FROM AND AFTER THE CLOSING, NEITHER PARENT NOR BUYER SHALL BE LIABLE TO SELLER INDEMNIFIED PARTIES FOR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (REGARDLESS OF THE NATURE OR TYPE OF CLAIM).

(e) Design Defect Limitations. Notwithstanding anything else to the contrary contained herein, in no event shall Seller be liable for any Losses herein with respect to a breach of the last sentence of Section 3.12(b), unless a written claim for indemnification is given by the indemnified party prior to the expiration of twelve (12) months after the Closing Date, and the maximum aggregate liability of Seller in respect of claims of breach of the last sentence of Section 3.12(b) shall not exceed Five Hundred Thousand Dollars ($500,000) (after application of the Deductible and subject to the Seller Cap).

8.5 Notice of Loss; Third Party Claims.

(a) An indemnified party shall give the indemnifying party notice of any matter that an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an indemnified party shall receive notice of any Action from or involving any third party that the indemnified party believes is reasonably likely to give rise to a right of indemnification under this Article VIII (each, a "Third Party Claim"), then, as promptly as practicable after the receipt of such notice, the indemnified party shall give the indemnifying party notice of such Third Party Claim, stating the amount of the Loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of

which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VIII except to the extent that such failure actually results in a detriment to the indemnifying party and shall not relieve the indemnifying party from any other Liability that it may have to any indemnified party other than under this Article VIII. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the indemnified person if it gives notice of its intention to do so to the indemnified party within thirty (30) days of the receipt of such notice from the indemnified party. If the indemnifying party elects to undertake any such defense against a Third Party Claim, the indemnified party may participate in such defense at its own expense; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) requested by the indemnifying party to employ separate counsel or (ii) in the opinion of counsel to the indemnified party there are potential defenses available to the indemnified party that are materially in conflict with those available to the indemnifying party. The indemnified party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party elects to direct the defense of any such claim or proceeding, it shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall be liable for any settlement of a Third Party Claim effected without such indemnifying party's prior written consent, which consent shall not be unreasonably withheld or delayed.

8.6 Cooperation; Mitigation. Within fifteen (15) days following the receipt notice of a Third Party Claim, the parties shall meet to discuss steps that might be taken to mitigate any Losses, and the party seeking indemnification shall agree to take reasonable steps that, in the indemnifying party's opinion, would mitigate Losses, or provide or improve a defense to the Third Party Claim, so long as the indemnifying party agrees to reimburse the party seeking indemnification for reasonable costs associated with taking such steps, which costs shall be included as Losses. Such steps may, in the example of a Third Party Claim based on an allegation of patent infringement, include modifying the design of a product or substituting a non-infringing product for an allegedly infringing product.

8.7 Subrogation; Insurance Proceeds. If, after an indemnification payment is made hereunder, the party to which such payment is made receives insurance proceeds in respect of the loss, such amount shall promptly be remitted to the indemnifying party. Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party's: (i) insurance policies, programs, coverage, carriers or beneficiaries or (ii) employees.

8.8 Setoff. To the extent that Buyer or Parent is otherwise entitled to indemnification hereunder, and Buyer and/or Parent shall have delivered written notice of an indemnification

claim, Buyer shall be permitted to set-off against a payment due under the Promissory Note the amount of Losses that the Buyer Indemnified Party in good faith believes is owed to it as indemnification under this Article VIII. If and to the extent that Parent or Buyer exercises such right of set-off that is not expressly permitted pursuant to the foregoing, the amount set-off shall bear interest at a rate equal to eight percent (8%) per annum from the date of exercise of set-off until the date that the amount improperly set-off is paid to Buyer. Notwithstanding anything else to the contrary contained herein, in connection with indemnification under Section 8.2(a), in no event shall Buyer or Parent be permitted to set-off in the aggregate more than Five Hundred Thousand Dollars ($500,000). Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it, however, the foregoing right to set-off against payments under the Promissory Note shall be the only right of set-off for Parent and Buyer, and Parent and Buyer expressly agree that they will not attempt to set-off any payments coming due under any other agreement.

8.9 Exclusive Remedy. From and after the Closing Date, and except in the case of actual fraud, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims arising out of this Agreement.

ARTICLE IX. TERMINATION.

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the parties to this Agreement;

(b) by Seller if a breach of this Agreement has been committed by Buyer or Parent and such breach (i) would give rise to a failure of the condition set forth in Section 5.2(a) and (ii) has not been (A) waived in writing by Seller or (B) cured by Buyer within fifteen (15) Business Days after service by Seller upon Buyer of a written notice which describes the nature of such breach; provided, however, that Seller shall not be permitted to terminate the Agreement pursuant to this Section 9.1(b) if such breach was caused by Seller or if Seller is also in material breach of this Agreement;

(c) by Buyer if a breach of this Agreement has been committed by Seller and such breach (i) would give rise to a failure of the condition set forth in Sections 5.1(a) and (ii) has not been (A) waived in writing by Buyer or (B) cured by Seller within fifteen (15) Business Days after service by Buyer upon Seller of a written notice which describes the nature of such breach; provided, however, Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if such breach was caused by Buyer or if a Buyer is also in material breach of this Agreement;

(d) by Buyer if any of its conditions to closing in Article V are not capable of being satisfied (other than by reason of Buyer's failure to comply with its obligations under this Agreement) and Buyer does not agree to waive such closing condition in writing, and in the case of a condition failing due to Seller's breach, Seller has failed to cure such breach to Buyer's reasonable satisfaction;

(e) by Seller if any of its conditions to closing in Article V are not capable of being satisfied (other than by reason of Seller's failure to comply with its obligations under this Agreement), and Seller does not agree to waive such closing condition in writing, and in the case of a condition failing due to Buyer's breach, Buyer has failed to cure such breach to Seller's reasonable satisfaction;

(f) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or prior to 11:59 p.m. on April 9, 2010; provided, however, that no party may terminate this Agreement if on such date all conditions to closing set forth in Article V have been satisfied.

9.2 Termination Consequences. If this Agreement is terminated pursuant to Section 9.1, (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 6.2, 10.5, 10.6, 10.7, 10.8 and 10.10 shall survive as well as any liability for breach of this Agreement occurring prior to termination and (b) except as hereinafter set forth, each party shall pay the costs and expenses incurred by it in connection with this Agreement.

ARTICLE X. MISCELLANEOUS.

10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Seller, addressed to:
Sorin Group USA, Inc.
14401 W. 65th Way
Arvada, CO 80004
Attention: Taylor Pollock, Director North America
Corporate Legal Affairs
Fax: (303) 467-6163
E-mail: taylor.pollock@sorin.com

With a copy to: (which copy shall not constitute notice):

c/o Sorin S.p.A.
Via Benigno Crespi 17
20159 Milan - Italy
Attention: Brian Sheridan, General Counsel
Fax: +39 02 69969 790
E-mail:brian.sheridan@sorin.com

and

Foley & Lardner LLP
777 East Wisconsin Ave, Suite 3800
Milwaukee, WI 53202
Attention: Kevin D. Makowski
E-mail: kmakowski@foley.com

and if to Buyer or Parent, to:

c/o Cytomedix, Inc.
416 Hungerford Drive
Suite 300
Rockville, MD 20850
Attention: Martin Rosendale, Chief Executive Officer
Fax: 240.499.2690
E-mail: mrosendale@cytomedix.com

With a copy to (which copy shall not constitute notice):

Cozen O'Connor
1627 I Street, NW, Suite 1100
Washington, DC 20006
Attention: F. Alec Orudjev
Fax: 866.742.4203
E-mail: aorudjev@cozen.com

or to such other address for either party as such party shall hereafter designate by like notice. Each such notice, request, instruction or other communication so given shall be deemed to be delivered one Business Day after receipt.

10.2 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in two or more counterparts being original or facsimile copies, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same Agreement.

10.4 Disclaimer of Warranties. Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or (ii) any other information or documents made available to Buyer or its Representatives, except as expressly set forth in this Agreement or the Disclosure Schedules or Exhibits hereto. EXCEPT AS SET FORTH IN ARTICLE III, NEITHER SELLER NOR ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR

REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, SELLER, ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN IN THIS AGREEMENT BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.5 Payment of Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of Representatives, incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware. THE APPLICATION OF THE U.N. CONVENTION ON THE INTERNATIONAL SALE OF GOODS IS EXCLUDED. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court in Delaware; provided, however, that if such United States District Court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in New Castle County, Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court in Delaware or state court sitting in the State of Delaware, New Castle County for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the

service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 10.7 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.7 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 10.7.

10.8 Mediation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to amenable to litigation shall, before the filing of any Action before any Governmental Authority, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution ("CPR") available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the parties. The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within ten (10) days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least ten (10) names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) Business Days of receiving the CPR list. The parties may together interview the three (3) top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one (1) peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days after initiation. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings. Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, controversy or claim, even though mediation has not been commenced or completed.

10.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.10 Public Announcements. Each party to this Agreement shall consult with the other party before issuing, and shall provide the other party the opportunity to review and comment upon, any press release, customer communication or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement and/or the transactions contemplated hereby without the consultation and prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation. The parties to this Agreement shall cooperate as to the timing and contents of any such press release, customer communication, public announcement or communication. The parties agree that they shall each issue a press release announcing the execution of this Agreement, the timing and contents of which shall be reasonably satisfactory to the other party. Notwithstanding the foregoing, Seller acknowledges that Parent is subject to certain disclosure requirements of the Securities and Exchange Commission and exchange commission listing requirements and Seller's failure to review or respond to Parent's proposed press release shall not prohibit Parent from issuing such release.

10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.12 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller, Buyer and Parent with respect to the subject matter hereof and thereof.

10.13 Assignment. This Agreement may not be assigned without the express written consent of Seller and Buyer/Parent (which consent may be granted or withheld in the sole discretion of Seller or Buyer/Parent), as the case may be; provided, however, that either party may, without the consent of the other party, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its Affiliates, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder.

10.14 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Parent (together) and Seller or (b) by a waiver in accordance with Section 10.15.

10.15 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party's

obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.16 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER **SORIN GROUP USA, INC.**

By: [signature]
Name: Jim Trever
Title: President

BUYER **CYTOMEDIX ACQUISITION COMPANY, LLC**

By:____________________
Name:____________________
Title:____________________

PARENT **CYTOMEDIX, INC.**

By:____________________
Name:____________________
Title:____________________

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER **SORIN GROUP USA, INC.**

By:____________________________
Name:__________________________
Title:___________________________

BUYER **CYTOMEDIX ACQUISITION COMPANY**

By: [signature]
Martin Rosendale, President

PARENT **CYTOMEDIX, INC.**

By: [signature]
Martin Rosendale, CEO

[Signature Page to Asset Purchase Agreement]